                                                                   EXHIBIT 10.35




                                 PROMISSORY NOTE
                                 BY AND BETWEEN
                               CHARLES A. LAVERTY
                                       AND
                             UROHEALTH SYSTEMS, INC.


Principal Amount:  $1,500,000                              DATED:  APRIL 2, 1997

        FOR VALUE RECEIVED, Charles A. Laverty ("MAKER"), does hereby promise to pay to UROHEALTH Systems, Inc. ("HOLDER"), in lawful money of the United States and in immediately available funds, the principal amount of one million five hundred thousand dollars ($1,500,000), with interest compounding annually thereon. Interest shall accrue at a per annum rate equal to six and two one-hundredths percent (6.02%).

        The balance of the principal amount of the Note outstanding and all accrued and unpaid interest thereof shall be due and payable in full upon the earlier of (a) November 25, 1999 or (b) within thirty (30) days of the termination for any reason of that certain Employment Agreement by and between Maker and Holder in effect as of the date hereof. Maker agrees to apply any future bonuses awarded Maker by the Compensation Committee of the Board of Directors of Holder to the repayment of the principal amount of this Note.

        Payment shall be delivered to Holder at the address as set forth below, or at such other address as designated by Holder.

               The following shall constitute an Event of Default:

   (i) A default in payment by Maker to Holder of any payment due hereunder, when due and payable which continues for five (5) days after any such payment is due; or

   (ii) Maker shall be adjudicated a bankrupt, or a decree or order approving as properly filed a petition or answer asking reorganization of Maker under the federal bankruptcy laws, as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree, judgment, or order shall not have been vacated, stayed, or set aside within ninety (90) days from the date of its entry or granting; or

   (iii) Maker shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy or any petition pursuant to, or purporting to be pursuant to, any current or future acts of Congress on the subject of bankruptcies or any amendments to such acts, or Maker shall institute any proceedings, or Maker shall give its consent to the institution of any proceedings, for any relief of Maker under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions, or extensions; or

   (iv) Maker shall make any assignment for the benefit of creditors or shall apply for a consent to the appointment of a receiver for Maker or any of the property of Maker; or

   (v) A decree or order appointing a receiver of the property of Maker shall be made and the decree or order has not been vacated, stayed, or set aside within ninety (90) days from the date of its entry or granting.

        Upon the occurrence of an Event of Default, the entire outstanding principal balance together with accrued interest hereunder shall, at the option of Holder, become immediately due and payable and Holder shall thereupon have all rights and remedies provided hereunder, in any other agreement between Maker and Holder, or otherwise available at law or in equity.

        Maker waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, or default of this Note.

        Nothing herein contained, nor any transaction related hereto, shall be construed or so operate as to require Maker, or any other person liable for repayment of same, to pay interest at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contract to law. Should any interest or other charges paid by Maker, or parties liable for the payment of this Note, result in the computation or earning of interest in excess of the maximum rate of interest which is legally permitted under the laws of the applicable jurisdiction, then any and all excess shall be and the same is hereby waived by the Holder, and any and all such excess shall be automatically credited against and in reduction of the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness shall be paid by the Holder here for the Maker and parties liable for the payment of this Note.

        All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in person; (ii) given by prepaid telex or telegram, or by facsimile or other instantaneous electronic transmission device; (iii) sent by Federal Express or other nationally recognized overnight delivery service, charges paid by the sender, or (iv) deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, as follows:

                       If to Maker:

                       2230 North Euclid Avenue
                       Upland, CA  91784

                       If to Holder:

                       Suite 100
                       5 Civic Plaza
                       Newport Beach, CA  92660
                       Attn:  General Counsel

        Notices given pursuant to (I), (II), and (III) above shall be deemed received and effective upon receipt by the addressee thereof. Notices given pursuant to Section (iv) above shall be deemed received and effective three (3) days after the date deposited in the mail.

        In the event of a dispute between the parties arising from this Note, the prevailing party shall be entitled to recover reasonable attorney's fees and cost of the suit.

        This note shall be governed by the laws of the State of California.


                                             CHARLES A. LAVERTY


                                               /s/ CHARLES A. LAVERTY
                                             -------------------------------
                                             Signature